                                                                                                                                          Exhibit 99.1

News Release

FOR ADDITIONAL INFORMATION:
Media Relations:	Investor Relations:
Jim Vitak	Eric Boni
(614) 790-3715	(859) 815-4454
jevitak@ashland.com	enboni@ashland.com

FOR IMMEDIATE RELEASE
January 28, 2008

Ashland Inc. reports Q1 income
of 60 cents per share from continuing operations

Covington, Ky. – Ashland Inc. (NYSE:ASH) today announced preliminary* income from continuing operations of $38 million, or 60 cents per share, for the quarter ended Dec. 31, 2007, the first quarter of its fiscal year. This compares with income from continuing operations of $53 million, or 81 cents per share, in the same prior-year quarter. Among the factors contributing to the decline were a 21-percent increase in depreciation expense and a 6 percentage-point increase in the income tax rate.
Net income for the December 2007 quarter was $33 million, or 52 cents per share, as compared with $49 million, or 75 cents per share, in the year-ago quarter. Net income included losses from discontinued operations of 8 cents per share in the December 2007 quarter and 6 cents per share in the 2006 quarter, primarily the result of a post-closing tax adjustment on the sale of Ashland Paving And Construction, Inc. (APAC), which was sold in August 2006.
“There were both positive and negative aspects to Ashland’s performance in the first fiscal quarter,” said James J. O’Brien, chairman and chief executive officer. “The unfavorable conditions in the North American building and construction and transportation markets continued to negatively affect our results. Overall operating income declined 21 percent to $46 million. Improving trends in our businesses’ fundamentals during the months of October and November were largely offset by a weak December. Ashland Distribution’s earnings for the December 2007 quarter declined 57 percent versus the same prior-year quarter, and Ashland Performance Materials was down 54 percent.
“On the positive side, Valvoline achieved record results for a December quarter, while Ashland Water Technologies’ results were roughly comparable to the December 2006 quarter,” O’Brien continued. “In addition, we did see improvement in Ashland’s overall operating income versus the September 2007 quarter, due in part to increases in Distribution’s and Valvoline’s operating income. We also generated $69 million of cash from operating activities from continuing operations versus a use of cash of $122 million the year before.”
Ashland Performance Materials’ operating income of $11.7 million for the December 2007 quarter compares with $25.6 million for the December 2006 quarter. Sales and operating revenues increased to $371 million, 1 percent above the year-ago quarter. Unit volume per day declined 8 percent, while gross profit as a percent of sales declined to 18.2 percent versus 21.1 percent a year ago. The majority of this margin decline is related to lower capacity utilization, primarily in Performance Materials’ North American facilities, and the resultant application of fixed expenses across lower volume.
Ashland Distribution’s operating income declined to $6.0 million as compared with $14.0 million in the year-ago quarter. The primary factor reducing profitability was lower gross margin. Sales and operating revenues increased to $990 million, a 4-percent increase over the December 2006 quarter, while volume per day declined 2 percent. Gross profit as a percent of sales declined to 7.5 percent from 8.6 percent in the prior-year quarter. While selling prices increased, unit gross margin remained constant; therefore, gross profit percentage declined. This accounted for two-thirds of the 110-basis-point drop. The remainder was a result of increased warehousing and delivery expense. Ashland Distribution did experience a 50-basis-point improvement in gross margin versus the September 2007 quarter.
Valvoline delivered record first-quarter operating income of $20.1 million as compared with income of $18.2 million in the year-ago quarter. Sales and operating revenues increased 8 percent over the December 2006 quarter to $380 million, while lubricant volume grew 4 percent. Both the Valvoline Instant Oil Change and Valvoline International units contributed to the record quarter. Earnings from Valvoline Instant Oil Change more than doubled, while Valvoline International achieved a record first quarter, with a nearly four-fold increase. Earnings at Valvoline Instant Oil Change were driven by a higher average ticket, representing higher premium oil changes and ancillary services. Premium oil changes now represent more than 50 percent of all oil changes at Valvoline Instant Oil Change centers.
Water Technologies reported operating income of $5.2 million for the December 2007 quarter as compared with $5.4 million for the prior-year quarter. Sales and operating revenues increased from $179 million in the December 2006 quarter to $206 million for the 2007 quarter, in part reflecting foreign currency translation. Higher selling, general and administrative expenses and lower margin offset the benefit of higher revenues.
Unallocated and other contributed $3.5 million of income in the December 2007 quarter as compared with an expense of $4.7 million in the prior-year quarter. The favorable change was largely due to a reduction in expense for certain employee benefits tied directly to the market value of Ashland stock.
Net interest income was $12 million in the December 2007 quarter as compared with $16 million in the same 2006 quarter. The effective tax rate for the December 2007 quarter, including all adjustments recorded in the respective periods, was 34.8 percent versus 28.6 percent for the December 2006 quarter. The increase in the effective tax rate is primarily due to the significant tax benefit that was included in the year-ago quarter from the October 2006 special dividend payment on shares held in Ashland’s leveraged employee stock ownership plan.
Commenting on the outlook for fiscal 2008, O’Brien said, “The U.S. industrial economy continues to struggle, and this affects our businesses to varying degrees. We have seen improvement in our Distribution business from the highly depressed September 2007 quarter. This segment derives approximately 50 percent of its business from the U.S. transportation and building and construction markets, which remain subject to the economic cycle. The impact of the termination of a North American plastics supply contract last March should diminish as we replace that business with new customers and new suppliers. We believe that Performance Materials’ product mix, which is more premium-focused than in prior economic downturns, and recent international growth help cushion it from the full effects of domestic economic downturns.
“Valvoline has generally been a steady contributor to Ashland’s bottom line, with the exception being fiscal 2006, when severe hurricane-related supply disruptions caused base oil costs to rise faster than Valvoline could implement price increases. While we received two base oil cost increases effective this past December, we have responded with price increases to the marketplace, which we should begin to realize in February.
“The Water Technologies business tends to be a little more recession-resistant than our other businesses. The business has recently announced increases in selling prices, which reflect market conditions. This could provide some positive impact to earnings in the latter half of the fiscal year.”
Concluding, O’Brien said, “While the global economic outlook may be uncertain, Ashland’s ability to effectively compete in a liquidity-constrained environment is not. With cash and short-term securities of more than $1 billion and essentially no debt, we look to strengthen our competitive position in the quarters ahead.”
Today at 9 a.m. (EST), Ashland will provide a live webcast of its first-quarter conference call with securities analysts. The webcast will be accessible through Ashland’s website, www.ashland.com. Following the live event, an archived version of the webcast will be available for 12 months at www.ashland.com/investors.
Ashland Inc. (NYSE: ASH), a diversified, global chemical company, provides quality products, services and solutions to customers in more than 100 countries. A FORTUNE 500 company, it operates through four divisions: Ashland Performance Materials, Ashland Distribution, Valvoline and Ashland Water Technologies. To learn more about Ashland, visit www.ashland.com.
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FORTUNE 500 is a registered trademark of Time Inc.

* Preliminary Results
Financial results are preliminary until Ashland’s quarterly report on Form 10-Q is filed with the U.S. Securities and Exchange Commission.

Forward-Looking Statements
This news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to Ashland’s operating performance. These estimates are based upon a number of assumptions, including those mentioned within this news release. Such estimates are also based upon internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, weather, operating efficiencies and economic conditions, such as prices, supply and demand, cost of raw materials, and legal proceedings and claims (including environmental and asbestos matters). Although Ashland believes its expectations are based on reasonable assumptions, it cannot assure the expectations reflected herein will be achieved. This forward-looking information may prove to be inaccurate and actual results may differ significantly from those anticipated if one or more of the underlying assumptions or expectations proves to be inaccurate or is unrealized or if other unexpected conditions or events occur. Other factors and risks affecting Ashland are contained in Ashland’s Form 10-K for the fiscal year ended Sept. 30, 2007. Ashland undertakes no obligation to subsequently update or revise the forward-looking statements made in this news release to reflect events or circumstances after the date of this release.

Ashland Inc. and Consolidated Subsidiaries
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)
	Three months ended
	December 31
	2007	2006

SALES AND OPERATING REVENUES	$1,905	$1,803

COSTS AND EXPENSES
Cost of sales and operating expenses	1,589	1,489
Selling, general and administrative expenses	281	266
	1,870	1,755
EQUITY AND OTHER INCOME	11	10

OPERATING INCOME	46	58
Net interest and other financing income	12	16
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	58	74
Income taxes	(20)	(21)
INCOME FROM CONTINUING OPERATIONS	38	53
Loss from discontinued operations (net of income taxes)	(5)	(4)
NET INCOME	$33	$49

DILUTED EARNINGS PER SHARE
Income from continuing operations	$.60	$.81
Loss from discontinued operations	(.08)	(.06)
Net income	$.52	$.75

AVERAGE COMMON SHARES AND ASSUMED CONVERSIONS	64	65

SALES AND OPERATING REVENUES
Performance Materials	$371	$366
Distribution	990	948
Valvoline	380	351
Water Technologies	206	179
Intersegment sales	(42)	(41)
	$1,905	$1,803
OPERATING INCOME
Performance Materials	$12	$26
Distribution	6	14
Valvoline	20	18
Water Technologies	5	5
Unallocated and other	3	(5)
	$46	$58

Ashland Inc. and Consolidated Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)
	December 31
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$681	$516
Available-for-sale securities	394	436
Accounts receivable	1,374	1,341
Inventories	633	580
Deferred income taxes	63	76
Other current assets	91	65
	3,236	3,014

Investments and other assets
Goodwill and other intangibles	380	377
Asbestos insurance receivable (noncurrent portion)	448	440
Deferred income taxes	157	189
Other noncurrent assets	436	443
	1,421	1,449

Property, plant and equipment
Cost	2,151	2,042
Accumulated depreciation and amortization	(1,162)	(1,079)
	989	963

	$5,646	$5,426

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$5	$7
Trade and other payables	1,036	1,059
Income taxes	3	10
	1,044	1,076

Noncurrent liabilities
Long-term debt (less current portion)	64	70
Employee benefit obligations	262	303
Asbestos litigation reserve (noncurrent portion)	546	577
Other noncurrent liabilities and deferred credits	524	522
	1,396	1,472

Stockholders’ equity	3,206	2,878

	$5,646	$5,426

Ashland Inc. and Consolidated Subsidiaries
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Three months ended
	December 31
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Net income	$33	$49
Loss from discontinued operations (net of income taxes)	5	4
Adjustments to reconcile income from continuing operations to cash flows from operating activities
Depreciation and amortization	34	28
Deferred income taxes	4	11
Equity income from affiliates	(4)	(4)
Distributions from equity affiliates	2	2
Change in operating assets and liabilities (a)	(5)	(212)
	69	(122)
CASH FLOWS FROM FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Proceeds from issuance of common stock	2	13
Excess tax benefits related to share-based payments	1	6
Repayment of long-term debt	-	(5)
Repurchase of common stock	-	(288)
Cash dividends paid	(17)	(692)
	(14)	(966)
CASH FLOWS FROM INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(42)	(35)
Purchase of operations - net of cash acquired	(3)	(73)
Purchases of available-for-sale securities	(356)	(286)
Proceeds from sales and maturities of available-for-sale securities	117	207
Other items	16	2
	(268)	(185)
CASH USED BY CONTINUING OPERATIONS	(213)	(1,273)
Cash used by discontinued operations
Operating cash flows	(3)	(4)
Investing cash flows	-	(27)
DECREASE IN CASH AND CASH EQUIVALENTS	$(216)	$(1,304)

DEPRECIATION AND AMORTIZATION
Performance Materials	$9	$8
Distribution	6	5
Valvoline	8	7
Water Technologies	6	4
Unallocated and other	5	4
	$34	$28
ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
Performance Materials	$8	$10
Distribution	7	7
Valvoline	5	8
Water Technologies	4	7
Unallocated and other	18	3
	$42	$35

(a) Excludes changes resulting from operations acquired or sold.

Ashland Inc. and Consolidated Subsidiaries
INFORMATION BY INDUSTRY SEGMENT
(In millions - preliminary and unaudited)
	Three months ended
	December 31
	2007	2006
PERFORMANCE MATERIALS (a)
Sales per shipping day	$6.0	$6.0
Pounds sold per shipping day	4.6	5.0
Gross profit as a percent of sales	18.2%	21.1%
DISTRIBUTION (a)
Sales per shipping day	$16.0	$15.5
Pounds sold per shipping day	18.7	19.1
Gross profit as a percent of sales	7.5%	8.6%
VALVOLINE (a)
Lubricant sales (gallons)	39.9	38.5
Premium lubricants (percent of U.S. branded volumes)	23.0%	21.9%
Gross profit as a percent of sales	24.7%	23.8%
WATER TECHNOLOGIES (a)
Sales per shipping day	$3.3	$2.9
Gross profit as a percent of sales	39.3%	40.4%

(a)	Sales are defined as sales and operating revenues. Gross profit is defined as sales and operating revenues, less cost of sales and operating expenses.